Exhibit 99.1

For Release: December 28, 2005

Contact:	Douglas Stewart, President
Debra Geuy, Chief Financial Officer

PEOPLES-SIDNEY FINANCIAL CORPORATION

ANNOUNCES DELISTING FROM NASDAQ

Sidney, Ohio	NASDAQ – “PSFC”

Douglas Stewart, President of Peoples-Sidney Financial Corporation, parent company of Peoples Federal Savings and Loan Association announced today that the company will delist from the NASDAQ National Market at the close of trading on December 31, 2005 and will begin trading on the Over-the-Counter Bulletin Board (“OTCBB”) as of January 3, 2006.

The Company’s trading symbol, currently “PSFC” may change when the stock becomes active on the OTCBB. Should a change occur, an immediate announcement will be made as to the Company’s new symbol.

“The move to the OTCBB will save our Company a significant amount of money over the years,” said Douglas Stewart, President. “Given the limited trading volume, we believe this is a good move for the Company and our shareholders.”